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Consent of KPMG LLP, Independent Auditors



The Board of Directors
  Ruby Tuesday, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-32697, 333-03165, 33-20585, 333-03153, 2-97120, 33-13593, 33-46220, 33-
56452, 333-03155, 333-77965, 33-46218 and 333-88879) on Form S-8 and (No. 33-
57159) on Form S-3 of our report dated June 29, 2001, relating to the consolidated balance sheets of Ruby Tuesday, Inc. and Subsidiaries as of June 5, 2001 and June 4, 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the two years then ended, which report appears in the June 5, 2001 annual report on Form 10-K of Ruby Tuesday, Inc.


                                                /s/ KPMG LLP



Louisville, Kentucky
August 30, 2001